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                                                                 EXHIBIT 99.02


                Consent of Person About to Become a Director
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     (pursuant to Rule 438 under the Securities Act of 1933, as amended)


        In connection with the pending distribution of all the shares of ChoicePoint Inc., a Georgia corporation ("ChoicePoint"), to the shareholders of Equifax Inc., a Georgia corporation, pursuant to a Registration Statement on Form S-1 filed with the Securities and Exchange Commission (the "Registration Statement"), I, Tinsley H. Irvin, will be elected to the Board of Directors of ChoicePoint, as described therein. As of the effective time of the Registration Statement, I will not be a member of the Board of Directors of ChoicePoint, and I am not required to sign the Registration Statement.

        I hereby consent to being named in the Registration Statement as a nominee member of ChoicePoint's Board of Directors, and to the filing of the Registration Statement as contemplated by ChoicePoint.

 6/27/97                                    /s/ Tinsley H. Irvin
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Date                                        Tinsley H. Irvin